CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 10-K of Avalon Holding Group, Inc. for the year ended January 31, 2013 of our report dated April 26, 2012 relating to the financial statements for the years ended January 31, 2012 and 2011, and for the period from July 28, 2008 (date of inception) to January 31, 2012 listed in the accompanying index.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
Murray, Utah
May 15, 2013